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                                                                   EXHIBIT 9.1

                                VOTING AGREEMENT


     This Voting Agreement ("Agreement") is made and entered into as of the 10th day of April, 1998 by and among Robert J. Fabbricatore, Robert J. Fabbricatore Family Limited Partnership and Robert J. Fabbricatore as trustee for Rita Fabbricatore, Danielle Fabbricatore and Douglas Fabbricatore (collectively, the "Stockholders") and Spectrum Equity Investors II, L.P. ("Spectrum"). All capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement referred to below.

                                   RECITALS:

     WHEREAS, pursuant to the Securities Purchase Agreement (the "Purchase Agreement") between the CTC Communications Corp. (the "Company") and Spectrum dated as of the date hereof, Spectrum and certain other purchasers named therein will purchase from the Company 666,666 shares of authorized but unissued Series A Convertible Preferred Stock, $1.00 par value, of the Company (the "Series A Preferred Stock");

     WHEREAS, the Stockholders own in the aggregate 2,715,974 shares of Common Stock of the Company;

     WHEREAS, the parties believe it is in each of their respective best interest to provide for certain rights and obligations with respect to voting for certain directors;

     WHEREAS, Spectrum's willingness to purchase the Series A Preferred Stock is conditioned upon the Stockholders entering into this Agreement and the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement;

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

          1.   Voting Agreement.
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          (a)  At each annual or special meeting of the stockholders of the
     Company occurring on or after the date of this Agreement at which directors of the Company are to be elected, or by a consent in writing of such stockholders in lieu thereof, the Stockholders entitled to vote at such meeting agree to vote (or consent in writing in lieu thereof) all of the voting securities of the Company owned or controlled by them whether now owned or controlled or if ownership or control is hereafter acquired to
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     elect as directors of the Company (i) two persons designated in writing by the holders of a majority of the outstanding shares of Series A Preferred Stock (the "Requisite Series A Holders") if at the time the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least seven and 27/100 percent (7.27%) of the Company's Common Stock Deemed Outstanding or (ii) one person designated in writing by the Requisite Series A Holders if at the time the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) and less than seven and 27/100 percent (7.27%) of the Company's Common Stock Deemed Outstanding; provided, however, that at such time as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent less than seven and 27/100 percent (7.27%) but more than four and 55/100 percent (4.55%) of the Company's Common Stock Deemed Outstanding, upon request by the Stockholders, Spectrum agrees to use reasonable efforts to cause one of the directors designated by the Requisite Series A Holders to resign effective immediately; and provided, further, that at such time as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent less than four and 55/100 percent (4.55%), upon request by the Stockholders, Spectrum agrees to use reasonable efforts to cause one or both of the directors designated by the Requisite Series A Holders to resign effective immediately.

          (b) The initial nominees for directors designated by the Requisite Series A Holders pursuant to Section 1(a) hereof shall be Kevin J. Maroni and William P. Collatos.

          (c) The Stockholders agree not to vote to remove a director designated by the Requisite Series A Holders unless so instructed by the Requisite Series A Holders, and if so instructed, the Stockholders shall so vote; provided, however, that at such time as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent less than seven and 27/100 percent (7.27%) but more than four and 55/100 percent (4.55%) of the Company's Common Stock Deemed Outstanding, the Stockholders shall be entitled to vote for the removal of one of the directors designated by the Requisite Series A Holders; and provided, further, that at such time as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent less than four and 55/100 percent (4.55%), the Stockholders shall be entitled to vote for the removal of one or both of the directors designated by the Requisite Series A Holders to resign effective immediately.

     2.   Transfers.  The Stockholders agree that they will not transfer any of
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the voting securities of the Company owned or controlled by them, whether now owned or controlled or if ownership or control is hereafter acquired, to an Affiliate of such Stockholder, except pursuant to Rule 144 or a transaction registered under the Securities Act, unless the transferee of any such voting securities agrees to hold the shares so acquired with all the rights conferred by, and subject to the restrictions imposed by, this Agreement and agrees, as a condition of

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such transfer, to execute and deliver to Spectrum an agreement pursuant to which such transferee agrees to become party to this Agreement and to be bound by all the terms and conditions hereof.

     3.   Termination.   This Agreement shall terminate upon the earliest to
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occur of the following:

          (a) the date as of which the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent less than four and 55/100 percent (4.55%) of the Company's Common Stock Deemed Outstanding;

          (b) the date as of which no share of Series A Preferred Stock are outstanding; and

          (c) a written agreement to do so signed by each of Spectrum and the Stockholders.

     4.   Complete Agreement.  This Agreement, those documents expressly
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referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     5.   Counterparts.  This Agreement may be executed in any number of
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counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     6.   Choice of Law.  The construction, validity and interpretation of this
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Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Massachusetts.

     7.   Remedies.  Each of the parties to this Agreement will be entitled to
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enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In the event a party hereto brings an action under this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party under or with respect to this Agreement, including without limitation such reasonable fees and expenses of attorneys

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and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     8.   Amendments. This Agreement may be amended only by a written agreement
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executed by each of the Stockholders and the Requisite Series A Holders.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              THE STOCKHOLDERS:

                              /s/ Robert J. Fabbricatore
                              ______________________________________
                              ROBERT J. FABBRICATORE



                              ROBERT J. FABBRICATORE, AS TRUSTEE FOR
                              RITA FABBRICATORE,DANIELLE FABBRICATORE
                              AND DOUGLAS FABBRICATORE

                              /s/ Robert J. Fabbricatore, as Trustee
                              ______________________________________


                              ROBERT J. FABBRICATORE FAMILY LIMITED
                              PARTNERSHIP
                                By:  Robert J. Fabbricatore, as General Partner

                              /s/ Robert J. Fabbricatore
                              ______________________________________



                              SPECTRUM EQUITY INVESTORS II, L.P.

                                By: Spectrum Equity Associates II, L.P., its
                                General Partner


                              By: /s/ Kevin J. Maroni
                                 ______________________________________
                                 Kevin J. Maroni, a General Partner

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